Exhibit (h)(1)

[    ], 2015

To:	Credit Suisse Corporate Credit Solutions, LLC

c/o Credit Suisse Asset Management, LLC

One Madison Avenue

New York, New York 10010

Re: Distribution of Credit Suisse Park View BDC, Inc. Shares in Connection with the Offerings

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form N-2 (“Registration Statement”) and/or other applicable disclosure documents (together with any supplements thereto, the “Fund Documents”) that are distributed in connection with the Offering (as defined below) of common stock (the “Shares”) in Credit Suisse Park View BDC, Inc.

This letter agreement (this “Agreement”) confirms our understanding that the Fund has engaged Credit Suisse Securities (USA) LLC, acting through its Private Banking North America business, as the dealer-manager (the “Dealer-Manager”) of Credit Suisse Corporate Credit Solutions, LLC (or, after its conversion to a corporation, Credit Suisse Park View BDC, Inc.) (the “Fund”) in connection with the marketing and public sale of Shares in connection with the offering of the Shares pursuant to the Fund’s Registration Statement on Form N-2 (the “Offering”) on the specific terms and conditions set forth herein.

Section 1.	Nature of the Engagement.

The Dealer-Manager has performed or will perform the following services with respect to the Fund:

(a)        identifying, contacting and negotiating with clients who may become investors in the Fund;

(b)        marketing of the Fund either directly or indirectly, preparing written marketing materials and filing the same with the Financial Industry Regulatory Authority, Inc. (“FINRA”), in both cases, in compliance with applicable regulatory requirements, including FINRA Rule 2210; and

(c)        providing such other services in connection with the Offerings as the Fund may reasonably request in writing.

The Dealer-Manager shall not be liable or otherwise responsible for any executed transactions in which it did not serve as the Dealer-Manager or for the performance of an investment in the Fund.

Notwithstanding any other provision contained in this Agreement, the Dealer-Manager shall have no obligation to purchase any Shares as principal.

Section 2.	Dealer-Manager’s Representations and Covenants.

The Dealer-Manager hereby represents, warrants and, to the extent applicable, covenants to the Fund that:

(a)        It has not made and will not make any representations concerning the Shares other than those contained in the Fund Documents. It will not furnish or cause its employees or agents to furnish or display or publish any information regarding the Fund other than information and materials furnished to it by the Fund or prepared by it for the Fund, with written approval by the Fund, other than bona fide brokerage communications and research reports relating to the Fund.

(b)        It is a broker-dealer, registered with the U.S. Securities and Exchange Commission and with all other relevant regulatory agencies, or is relying upon applicable exemptions therefrom, in any other jurisdictions in which the Shares are offered and that it is registered or qualified, or is relying upon applicable exemptions therefrom, in all capacities and in such jurisdictions as are required by reason of any offers or sales made pursuant to this Agreement. It has complied and will comply with all laws and regulations in any jurisdiction applicable to the performance by the Dealer-Manager of its services hereunder, including FINRA rules, specifically including, but not in any way limited to, FINRA Rules 2310 (including the obligations with respect to disclosure of certain information relating to liquidity and marketability of prior programs pursuant to FINRA Rules 2310(b)(3)(D)) and 5141, and NASD Rules 2340 and 2420 therein, any applicable requirements with respect to its participation in any resales or transfers of the Shares. In addition, the Dealer-Manager agrees that should it or they assist with the resale or transfer of the Shares, it will fully comply with all applicable FINRA or Securities and Exchange Commission (“SEC”) rules or any other applicable Federal or state laws, and if necessary or appropriate it has consulted or shall consult with the Fund with respect to achieving compliance with such laws and regulations; accordingly, if the sale of Shares gives rise to a filing requirement in any U.S. state or other jurisdiction, it shall not be responsible for making such filing under such law or under the applicable laws of any other jurisdiction in which the Shares are offered.

(c)        The Dealer-Manager will offer the Shares only to those persons who meet the suitability standards set forth in the Registration Statement or in any suitability letter or memorandum sent by the Fund and will only make offers to persons in the jurisdictions in which it is advised in writing that the Shares are qualified for sale or that such qualification is not required. Notwithstanding the qualification of the Shares for sale in any respective jurisdiction (or the exemption therefrom), the Dealer-Manager represents, warrants and covenants that it will not offer the Shares and will not permit any of its registered representatives to offer the Shares in any jurisdiction unless both the Dealer-Manager and such registered representative are duly licensed to transact securities business in such jurisdiction or an applicable exemption is available from registration. In offering Shares, the Dealer-Manager further represents, warrants and covenants that it and any person associated with the Dealer-Manager will comply with the provisions of the FINRA rules, as well as all other applicable rules and regulations relating to suitability of investors, and the investor suitability standards and minimum investment requirements described in the Registration Statement, including minimum income and net worth standards.

                     (d)        The Dealer-Manager agrees to ensure that, in recommending the purchase, sale or exchange of the Shares to an investor, the Dealer-Manager, or a person associated with the Dealer-Manager, shall have reasonable grounds to believe, on the basis of information obtained from the investor (and thereafter maintained in the manner and for the period required by the SEC, any state securities commission, FINRA or the Fund) concerning his age, investment objectives, other investments, financial situation and needs, and any other information known to the Dealer-Manager, or person associated with the Dealer-Manager, that (i) the investor will be in a financial position appropriate to enable the investor to realize the benefits described in the Fund’s current prospectus that forms part of the Registration Statement from an investment in the Shares based on the investor’s overall investment objectives and portfolio structure, (ii) the investor is able to bear the economic risk of the investment based on the investor’s overall financial situation, and (iii) the investor has an apparent understanding of (A) the fundamental risks of the investment, (B) the risk that the investor may lose his entire investment in the Shares, (C) the lack of liquidity of the Shares, (D) the background and qualifications of Credit Suisse Asset Management, LLC (“CSAM”), or the persons responsible for directing and managing the Fund, and (E) the tax consequences of an investment in the Shares. In the case of sales to fiduciary accounts, the suitability standards must be met by the person who directly or indirectly supplied the funds for the purchase of the Shares or by the beneficiary of such fiduciary account. The Dealer-Manager further represents, warrants and covenants that the Dealer-Manager, or a person associated with the Dealer-Manager, will make every reasonable effort to determine the suitability and appropriateness of an investment in the Shares of each proposed investor by reviewing documents and records disclosing such information.

(e)        It agrees that, so long as this Agreement remains in effect, it may be identified or named as the “Dealer-Manager” or any similar designation in any materials relating to the Fund or as may be necessary or appropriate to meet legal requirements applicable to the Fund or CSAM.

Section 3.	Representations and Warranties.

(a)        The Fund represents and warrants to the Dealer-Manager that the Fund’s current prospectus that forms part of the Registration Statement (a) complies with the disclosure requirements in Form N-2 in all material respects; and (b) does not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Dealer-Manager may, but shall not be obligated to, propose from time to time such amendment or amendments to any Registration Statement and such supplement or supplements to any prospectus or statement of additional information as may, in the opinion of the Dealer-Manager’s counsel, be necessary or advisable. If the Fund shall not propose such amendment or amendments and/or supplement or supplements within fifteen (15) days after receipt by the Fund of a written request from the Dealer-Manager to do so, the Dealer-Manager may, at its option, terminate this Agreement by written notice to the Fund. The Fund shall not file any amendment to the Form N-2 or supplement to any prospectus or statement of additional information without giving the Dealer-Manager reasonable notice thereof in advance; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to the Registration Statement and/or supplements to any prospectus or statement of additional information with respect to any class of the Shares, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

Section 4.	Fees and Expenses.

(a)        The Dealer-Manager agrees it will not look to the Fund for payment for rendering its services hereunder but shall look exclusively to CSAM.

(b)        The Dealer-Manager shall pay for all costs and expenses incurred by it in performing its obligations set forth herein, including costs and expenses incurred in order to comply with the applicable laws of each jurisdiction in which the Dealer-Manager has solicited or may solicit investors; provided that the Fund or its agents shall prepare at their own costs and expense, sufficient Fund Documents or other marketing materials, in sufficient amounts as the Dealer-Manager may reasonably require in order to perform its services hereunder.

Section 5.	Offering Material.

At no cost to the Dealer-Manager, the Fund will deliver to the Dealer-Manager, for delivery to prospective purchasers, such number of copies of the Offering Materials (as defined below) as may be reasonably requested by the Dealer-Manager.

The “Offering Materials” include the following: the Fund Documents, the Fund’s organizational document(s), marketing materials, subscription documents and any other information or materials accompanying the Fund Documents or otherwise provided by the Fund to the Dealer-Manager or directly or indirectly to any investor or prospective investor in the Fund.

Section 6.	Blue Sky

The Fund shall promptly inform the Dealer-Manager as to any advice it has received from counsel concerning the jurisdictions in which the Shares have been qualified for sale or are exempt under the securities or “Blue Sky” laws of such jurisdictions; provided, however, it is understood and agreed that the Fund assumes no responsibility or obligation with respect to Dealer-Manager’s right to sell the Shares in any jurisdiction, notwithstanding any information the Fund may furnish in that connection.

Section 7.	Indemnification; Limitation of Liability.

(a)        The Fund agrees to indemnify, defend and hold the Dealer-Manager, its several officers and directors, and any person who controls the Dealer-Manager within the meaning of Section 15 of the Securities Act of 1933, as amended (collectively, “Dealer-Manager Indemnified Persons”), free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which Dealer-Manager Indemnified Persons may incur arising out of or based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any Fund Documents; (b) any omission or alleged omission to state a material fact required to be stated in any Fund Documents or necessary to make the statements in such Fund Documents not misleading; provided, however, that the Fund’s agreement to indemnify Dealer-Manager Indemnified Persons shall not be deemed to cover any claims, demands, liabilities or expenses arising out of or based upon any statements or representations made by the Dealer-Manager or its representatives or agents that are inconsistent with or vary from statements and representations contained in any Fund Documents and in such financial and other statements relating to the Fund as are furnished to the Dealer-Manager by the Fund; or (c) the breach by the Fund of this Agreement. The Fund’s agreement to indemnify Dealer-Manager Indemnified Persons shall not be deemed to cover any liability to the Fund or its shareholders to which a Dealer-Manager Indemnified Person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence, in the performance of its duties, or by reason of the Dealer-Manager’s reckless disregard of its obligations and duties under this Agreement. The Fund’s agreement to indemnify Dealer-Manager Indemnified Persons as aforesaid, is expressly conditioned upon the Fund being notified of any action brought against Dealer-Manager Indemnified Persons within ten (10) days after the summons or other first legal process shall have been served. The failure to so notify the Fund of any such action shall not relieve the Fund from any liability that the Fund may have to the Dealer-Manager Indemnified Person by reason of any such untrue or alleged untrue statement or omission or alleged omission otherwise than on account of the Fund’s indemnity agreement contained in this subsection. The Fund’s indemnification agreement contained in this subsection shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Dealer-Manager Indemnified Person, and shall survive the delivery of any of the Shares and termination of this Agreement.

(b)        The Dealer-Manager agrees to indemnify, defend and hold the Fund, its officers and directors, and any person who controls the Fund within the meaning of Section 15 of the Securities Act of 1933, as amended (collectively, “Fund Indemnified Persons”), free and harmless from and against any and all claims, demands, liabilities and expenses (including the costs of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which Fund Indemnified Persons may incur, but only to the extent that such liability or expense incurred by the Fund Indemnified Persons resulting from such claims or demands shall arise out of or be based upon (a) any sales literature, advertisements, information, statements or representations issued or made by the Dealer-Manager without the prior written consent of the Fund or its agent, (b) any untrue or alleged untrue statement of a material fact contained in information furnished in writing by the Dealer-Manager to the Fund specifically for use in the Fund Documents, (c) any omission or alleged omission to state a material fact in connection with such information required or necessary to make such information not misleading or (d) the breach by the Dealer-Manager of this Agreement. The Dealer-Manager’s agreement to indemnify Fund Indemnified Persons shall not be deemed to cover any liability to the Dealer-Manager or its shareholders to which a Fund Indemnified Person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence, in the performance of its duties, or by reason of the Fund’s reckless disregard of its obligations and duties under this Agreement. The Dealer-Manager’s agreement to indemnify a Fund Indemnified Person, as aforesaid, is expressly conditioned upon the Dealer-Manager’s being notified of any action brought against the Fund Indemnified Person, such notification to be given in writing by the Fund Indemnified Person against whom such action is brought, within ten (10) days after the summons or other first legal process shall have been served. The failure to so notify the Dealer-Manager of any such action shall not relieve the Dealer-Manager from any liability that the Dealer-Manager may have to the Fund Indemnified Person by reason of any such untrue or alleged untrue statement or omission or alleged omission otherwise than on account of the Dealer-Manager’s indemnity agreement contained in this subsection.

(c)        In case any action shall be brought against any indemnified party under this Section, and it shall timely notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish to do so, to assume the defense thereof with counsel satisfactory to such indemnified party. If the indemnifying party opts to assume the defense of such action, the indemnifying party will not be liable to the indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than (a) reasonable costs of investigation or the furnishing of documents or witnesses and (b) all reasonable fees and expenses of separate counsel to such indemnified party if (i) the indemnifying party and the indemnified party shall have agreed to the retention of such counsel or (ii) the indemnified party shall have reasonably concluded that representation of the indemnifying party and the indemnified party by the same counsel would be inappropriate due to actual or potential differing interests between them in the conduct of the defense of such action. The indemnifying party shall not be required to pay for more than one separate counsel in the event more than one indemnified party is involved in the same action.

Section 8.	Notices.

All notices required or permitted to be given pursuant to this Agreement shall be given in writing. Unless otherwise notified in writing, all notices to the Fund and to the Dealer-Manager shall be given or sent to the addresses set forth below.

If to the Dealer-Manager:

Credit Suisse Securities (USA) LLC

One Madison Avenue, 9th Floor

New York, New York 10010

If to the Fund:

Credit Suisse Asset Management, LLC

One Madison Avenue

New York, New York 10010

Section 9.	Termination.

In addition to the right of the Dealer-Manager to terminate this Agreement pursuant to Section 3, this Agreement may be terminated with respect to the Fund at any time by either party upon written or emailed or faxed notice to the other party.

Section 10.	Binding Upon Successors and Assigns.

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns.

Section 11.	Miscellaneous.

(a)        This Agreement may be executed in any number of counterparts, including by facsimile, all of which, when taken together, shall constitute one and the same instrument.

(b)        This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

(c)        This Agreement sets forth the entire Agreement between the parties hereto and replaces and supersedes all other understandings, commitments, and agreements relating to the subject matter hereof. This Agreement may be assigned only with the prior written consent of the other party hereto. No waiver of any provision of this Agreement or the performance thereof shall be effective unless in writing signed by the party making such waiver or shall be deemed to be a waiver of any other provision or the performance thereof or of any future performance. If any provision of this Agreement is determined to be unenforceable, the remaining provisions shall remain enforceable to the extent permissible.

Sincerely,

CREDIT SUISSE SECURITIES (USA) LLC

By:
Name:
Title: Managing Director

ACCEPTED AND AGREED:

CREDIT SUISSE CORPORATE CREDIT SOLUTIONS, LLC

By:
Name:
Title:

[Signature Page to Dealer-Manager Agreement

Credit Suisse Corporate Credit Solutions, LLC]